Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.	Dean W. Dimke
	Executive Vice President and Chief Financial Officer	Director of Corporate and Investor Communications
	billlowe@KEMET.com	deandimke@KEMET.com
	864-963-6484	954-766-2800

KEMET Reports Second Quarter Results of Fiscal Year 2009

Quarter Highlights:

•                  Sales $235M compared to $243M for the previous quarter

•                  Non-GAAP Net Loss $(0.04) compared to $(0.22) for the previous quarter

•                  GAAP net loss per share was $(1.03) compared to $(2.33) for the previous quarter

•                  SG&A costs decline $4.4M versus previous quarter

•                  Retired $40M Senior Note and closed new mid-term loan of Euro 60M

Greenville, South Carolina (October 29, 2008) - KEMET Corporation (NYSE:KEM) today reported preliminary results for the second quarter ended September 30, 2008.  The non-GAAP net loss, excluding special charges, was $3.6 million or $(0.04) per share for the current quarter compared to net loss of $17.5 million or $(0.22) for the previous quarter ended June 30, 2008, and a net income of $10.4 million, or $0.12 per share for the comparable quarter last fiscal year.  On a U.S. GAAP basis the net loss was $83.0 million, or $(1.03) per share for the current quarter compared to a net loss of $187.3 million or $2.33 per share for the previous quarter ended June 30, 2008, and a net income of $4.0 million for the same quarter last year or $0.05 per share.  Net sales for the quarter ended September 30, 2008, were $234.8 million, which is a 3.3% decrease from the previous quarter ended June 30, 2008, and a 19.1% increase over the same quarter last year, inclusive of recent acquisitions. Net sales for the six month period ended September 30, 2008 were $477.7 million which is a 25.6% increase compared to the same period last year.

The current quarter includes a $85.7 million pre-tax goodwill impairment charge, a $18.2 million restructuring charge related to a global headcount reduction plan, $1.8 million in integration expenses related to recent acquisitions, $2.2 million of losses related to the early retirement of debt, a $1.2 million write down of a long-lived asset and a $28.6 million gain on the sale of assets.

“Our second quarter saw many positive actions taken that demonstrate our resolve in strengthening our balance sheet and eliminating the financial issues that were a concern to our shareholders, and our continued effort to improve the operational performance of the company,” stated Per Loof, KEMET’s Chief Executive Officer.  “We have prepaid the $40 million remaining on our Senior Notes in September, and in October we closed on a mid-term facility that eliminated our short-term debt that was coming due this December.  Additionally, savings in our cost structure as a result of the rationalization plan we announced in July are clearly having an impact on our financial results.  These savings will increase in our third and fourth quarters as the savings will be generated in all three months of the quarters going forward. It is clear to us all that the global economic environment is volatile and many lack confidence in the short term. However we look at our business with a long term, strategic perspective, and we do have a great deal of confidence in the strategic direction we have established and are currently implementing for KEMET,” continued Loof.

Management believes that investors may find it useful to review the Company’s financial results that exclude special items as determined by management.  These special items include impairment charges associated with goodwill and long-lived assets, integration costs incurred as a result of recent business acquisitions, restructuring charges related primarily to employee severance and equipment moves, losses incurred due to the early retirement of debt and the gain on sales of certain assets.  Management believes that this non-GAAP disclosure is useful to investors in that it provides an alternative way to possibly better understand the underlying operating performance.  Management uses non-GAAP financial reporting to evaluate operating performance.

The following table provides reconciliation from GAAP net income (loss) to Non-GAAP net income (loss):

GAAP to Non-GAAP Reconciliation
(unaudited)	Quarters Ended			Six Months Ended
(in millions, except per share data)	Sept. 2008	June 2008	Sept. 2007	Sept. 2008	Sept. 2007
	(In Millions, Except Per Share Data)
Including special items (GAAP)
Net sales	$234.8	$242.8	$197.1	$477.7	$380.2

Net income (loss)	$(83.0)	$(187.3)	$4.0	$(270.3)	$11.0
Net income (loss) per basic and diluted share	(1.03)	(2.33)	0.05	(3.36)	0.13

Excluding special items (Non-GAAP)

Net income (loss)	$(83.0)	$(187.3)	$4.0	$(270.3)	$11.0
Special items (after tax):
Goodwill impairment charges	85.7	88.6	—	174.3	—
Write down of long-lived assets	1.0	63.9	—	64.9	—
Gain on sale of assets	(28.6)	—	—	(28.6)	—
Restructuring	17.4	6.5	6.0	23.9	8.3
Inventory adjustments	—	8.6	—	8.6	—
Integration	1.7	2.2	0.4	3.9	0.6
Loss on early retirement of debt	2.2	—	—	2.2	—
Adjusted net income (loss) (excluding special items)	$(3.6)	$(17.5)	$10.4	$(21.1)	$19.9
Adjusted net income (loss) per basic and diluted share (excluding special items)	$(0.04)	$(0.22)	$0.12	$(0.26)	$0.24

Due to the decline in the Company’s stock price during the third quarter of calendar 2008, a goodwill impairment test was performed as of September 30, 2008.  The Company took into consideration both the market approach and the income approach to determine the fair value of the Company and its reporting units.  As a result of this review, the Company recorded an $85.7 million pre-tax impairment charge which eliminated all goodwill.  The goodwill impairment charge to earnings reduces the financial results; however, it is non-cash in nature and does not affect the Company’s cash flows.

The impairment was charged to the Tantalum Business Group, and the Film and Electrolytic Business Group in the amount of $24.4 million and $61.3 million, respectively.  The amount of the impairment should be considered an estimate until the Company has completed its required filing of Form 10-Q for the quarter.

KEMET’s common stock is listed on the New York Stock Exchange under the symbol KEM. At the Investor Relations section of our web site at http://www.KEMET.com/IR, users may subscribe to KEMET news releases and find additional information about our Company.

QUIET PERIOD

Beginning January 1, 2009, we will observe a quiet period during which the information provided in this news release and our quarterly report on Form 10-Q will no longer constitute our current expectations. During the quiet period, this information should be considered to be historical, applying prior to the quiet period only and not subject to update by management. The quiet period will extend until the day when our next quarterly earnings release is published.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal security laws about KEMET Corporation (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, pressures on sales prices and volumes due to competition and economic conditions, reliance on and financial viability of significant customers, operating performance of joint ventures, alliances and other equity investments, technological advancements, employee relations, changes in construction spending, capital expenditures and long-term investments (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, outcomes of pending or threatened legal proceedings, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies’ policies and legislation, and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control. Other risks and uncertainties may be described from time to time in the Company’s other reports and filings with the Securities and Exchange Commission.

KEMET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Per Share Data)

Unaudited

	Fiscal Quarters Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Summary of Operations:
Net sales	$234,819	$197,129	$477,663	$380,248
Cost of sales	206,822	159,397	432,411	302,939
Selling, general and administrative expenses	23,799	20,212	52,018	42,019
Research and development	7,048	8,173	17,144	17,240
Restructuring charges	18,210	5,985	25,007	8,534
Goodwill impairment	85,680	—	174,327	—
Writedown of long-lived assets	1,227	—	65,155	—
Gain on sale of assets	(28,654)	—	(28,654)	—

Operating income (loss)	(79,313)	3,362	(259,745)	9,516

Interest income	(178)	(1,356)	(416)	(3,217)
Interest expense	5,501	2,085	11,147	4,685
Other (income) expense, net	(5,067)	(1,110)	(3,535)	(1,417)
Loss on early retirement of debt	2,212	—	2,212	—
Income (loss) before income taxes	(81,781)	3,743	(269,153)	9,465
Income tax expense (benefit)	1,205	(267)	1,125	(1,577)
Net income (loss)	$(82,986)	$4,010	$(270,278)	$11,042

Net Income (Loss) Per Share Data:
Net income (loss) per share:
Basic and diluted	$(1.03)	$0.05	$(3.36)	$0.13

KEMET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

Unaudited

	September 30, 2008	March 31, 2008
ASSETS

Cash and cash equivalents	$36,095	$81,383
Accounts receivable, net	181,052	197,258
Inventories	210,965	243,714
Prepaid expenses and other current assets	15,938	15,692
Deferred income taxes	4,926	4,017
Total current assets	448,976	542,064
Property, plant and equipment, net	391,832	475,912
Assets held for sale	3,484	4,638
Goodwill	—	182,273
Intangible assets, net	27,818	35,786
Other assets	10,508	11,227

Total assets	$882,618	$1,251,900

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$151,883	$108,387
Accounts payable	111,861	131,468
Accrued expenses	71,936	59,626
Income taxes payable	68	3,524
Total current liabilities	335,748	303,005
Long-term debt	199,381	304,294
Other non-current obligations	69,607	80,130
Deferred income taxes	18,690	21,679

Common stock	883	882
Additional paid-in capital	323,522	323,359
Retained earnings (deficit)	(56,099)	214,180
Accumulated other comprehensive income	51,198	65,565
Treasury stock, at cost	(60,312)	(61,194)
Total stockholders’ equity	259,192	542,792

Total liabilities and stockholders’ equity	$882,618	$1,251,900